Exhibit C-476

                   AMENDMENT TO SEVERANCE PROTECTION AGREEMENT

          WHEREAS, GPU, Inc. and GPU Service, Inc.  (collectively "GPU") and Ira
H. Jolles ("Executive") have entered into a Severance Protection Agreement, dated November 5, 1998, by and among GPU and the Executive ("the Agreement"); and
          WHEREAS, FirstEnergy Corp. ("FE") has entered into a definitive agreement to merge with GPU; and

         WHEREAS, FE is assuming the obligations stated in the Agreement on the date on which the merger between FE and GPU becomes effective ("Effective Time"), and

         WHEREAS, FE and Executive wish to amend the terms of the Agreement to include a provision establishing a retainer by which Executive will be available to perform services for FE after the Effective Time;

         NOW, THEREFORE, in consideration of the respective agreements of the parties contained herein, effective as of the Effective Time, it is agreed as follows:

1. The following new paragraphs shall be inserted as paragraphs 8A and 8B in the Agreement:

         8A.    Termination.  Executive shall cease to be an officer of GPU as
                ------------
of the Effective Time and his employment shall terminate on that date. FE and Executive agree that the termination of his employment shall be considered a termination giving rise to the payment of severance benefits under this Agreement.

                (a) Except as specifically provided in this Section 8A, FE agrees that Executive will receive all of the benefits and compensation identified in section 2 of this Agreement:

                     (i) To the extent the severance pay described in section 2(b)(2) of this Agreement is based on the Executive's Base Amount, FE shall pay Executive severance in the amount of $80,000. In addition, FE agrees that Executive will receive all severance pay based on amounts other than Executive's Base Amount, identified in section 2(b) of this Agreement.

                     (ii) Executive shall not receive any amounts on account of outplacement services provided for in section 2(b)(4), above.

                     (iii) All payments set forth in this section and in sections 2(a) and 2(b)(1) and (2) of the Agreement shall be made by wire transfer, in accordance with instructions given by Executive, at the time specified in section 2(e) of the Agreement.

                (b) FE consents to an amendment of the Senior Executive Life Insurance Program agreement between GPU and Executive to prevent the release of the collateral assignment on account of the merger between GPU and FE.

                (c) Nothing in this Agreement is intended to diminish Executive's rights under a certain Letter Agreement, entered into by GPU and the Executive, dated August 8, 2000 ("August 2000 Letter"). FE is assuming all such obligations of the August 2000 Letter as of the Effective Time.


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         8B.    Consulting Agreement.
                --------------------

                (a) Executive agrees to be available for consultation with FE with respect to management consulting services, which may include the following and may include other services with Executive's consent, which shall not be unreasonably withheld:

                     (i) organization, operation and reporting of foreign subsidiaries;

                     (ii)   sale of certain assets;

                     (iii) organization of the legal, claims, corporate secretary, regulatory and governmental affairs functions;

                     (iv)   corporate governance and control;

                     (v) administration of the legal department and assistance regarding ongoing matters handled by outside law firms; and

                     (vi) facilitating access to key information and key relationships, including outside counsel, and consultants; and

                     (vii) attending EEI Legal Committee Meetings as the member nominated by a designated FE subsidiary.

                (b) As consideration for his availability for consulting, FE agrees to pay Executive, as a retainer, $1,350,000 (the "Retainer Amount"), within three business days after the Effective Time, by wire transfer, in accordance with instructions given by Executive.

                     (i) The parties agree that the Retainer Amount will cover only the first 40 hours per calendar month of consulting services, including travel time, performed by Executive; provided, however, time spent attending and travelling to and from EEI Legal Committee meetings shall not be counted toward the 40 hour limit. To the extent that FE and Executive mutually agree that Executive will consult in excess of 40 hours in any month, FE agrees to pay Executive $1500 per hour (including travel time, if any). Any amounts due under this paragraph are to be paid within 15 days of the submission of an invoice.

                     (ii) FE and Executive anticipate that the consulting services to be rendered hereunder will be provided by means of telephone conference calls. Executive will also be available to attend meetings or other business discussions in person in New York City, at times and places mutually agreed upon. If FE and Executive mutually agree that Executive shall travel outside of New York City for any matters other than attendance at EEI Legal Committee meetings, FE agrees to pay, in addition to the Retainer Amount, his reasonable expenses and a per diem fee of $1,000 per day (or portion thereof) for time within the United States and $2,000 per day (or portion thereof) for time outside the United States. FE shall reimburse all Executive's travel expenses in accordance with the FE travel policy for senior officers, and shall pay Executive's registration fees for attendance at any EEI Legal Committee meeting for which he is the member nominated by FE or a designated FE subsidiary.

                     (iii) FE and Executive anticipate that Executive will provide services under this Agreement from his home or other office. FE may, if it so chooses, and on a limited basis, provide office space for Executive to use in his sole discretion.

                (c) This consulting arrangement set forth in this Section 8B shall terminate on the earlier of: (i) May 31, 2003, or (ii) Executive's death or disability.

                (d) The Retainer Amount is paid in consideration of Executive's agreeing to make himself available to perform services as described herein. If this consulting arrangement terminates on account of Executive's death or disability, or for any other reason other than Executive's willful refusal to be available to perform such services, Executive shall be considered to have earned, and shall be entitled to retain, the Retainer Amount.

                (e) FE agrees (i) to indemnify and hold harmless Executive from and against any losses, claims, demands, damages or liabilities of any kind relating to or arising out of activities performed or services furnished pursuant to the retainer, and (ii) to reimburse Executive for all reasonable expenses (including reasonable fees and disbursements of counsel) incurred in connection with investigation, preparing or defending any investigative, administrative, judicial or regulatory action or proceeding in any jurisdiction related to or arising out of such activities, services, whether or not in connection with pending or threatened litigation to which Executive is a party, in each case as such expenses are incurred or paid. FE will not, however, be responsible for any such losses, claims, demands, damages, liabilities or expenses to the extent that they are finally judicially determined to have resulted from Executive's gross negligence or willful misconduct. FE also agrees that Executive shall not have any liability (whether direct or indirect, in contract, tort or otherwise) to FE or any of its securityholders or creditors for or in connection with the retainer, except to the extent that any such liability for losses, claims, demands, damages, liabilities or expenses incurred by FE is finally judicially determined to have resulted from Executive's gross negligence or willful misconduct. In no event shall Executive be responsible for any special, indirect or consequential damages.



So Agreed:                                       Date:



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Ira H. Jolles


For FirstEnergy Corp.                            Date:



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President